Subject to Completion Preliminary Term Sheet dated December 30, 2025

Filed Pursuant to Rule 433
Registration Statement No. 333-277211
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and

Product Supplement EQUITY LIRN-2 dated September 30, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	January , 2026 January , 2026 January , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Autocallable Leveraged Index Return Notes® Linked to the iShares® U.S. Real Estate ETF

▪      Maturity of approximately three years, if not called prior to maturity

▪      Automatic call of the notes per unit at $10 plus the Call Premium of $1.00 if the Underlying Fund is flat or increases above 100.00% of the Starting Value on the Observation Date

▪      The Observation Date will occur approximately one year after the pricing date

▪      If the notes are not called, at maturity:

▪      [210.00% to 230.00%] leveraged upside exposure to increases in the Underlying Fund

▪      1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100.00% of the principal amount at risk

▪      All payments are subject to the credit risk of HSBC USA Inc.

▪      No interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪      No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-2.

The estimated initial value of the notes on the pricing date is expected to be between $9.15 and $9.65 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-7 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to HSBC	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January    , 2026

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Summary

The Autocallable Leveraged Index Return Notes® Linked to the iShares® U.S. Real Estate ETF, due January  , 2029 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is the iShares® U.S. Real Estate ETF (the “Underlying Fund”), is equal to or greater than the Call Level on the Observation Date. You will not receive any notice from us if the notes are automatically called. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, will reduce the economic terms of the notes (including the Participation Rate). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes
Issuer:	HSBC USA Inc. (“HSBC”)	Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-24 of product supplement EQUITY LIRN-2.
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called	Call Premium:	$1.00 per unit (which represents a return of 10.00% over the principal amount).
Market Measure:	The iShares® U.S. Real Estate ETF (Bloomberg symbol: “IYR”)	Ending Value:	The average of the products of the Closing Market Price of the Underlying Fund on each calculation day during the Maturity Valuation Period times the Price Multiplier as of that day. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of product supplement EQUITY LIRN-2.
Starting Value:	The Closing Market Price of the Underlying Fund on the pricing date.	Threshold Value:	100% of the Starting Value
Observation Level:	The products of the Closing Market Price of the Underlying Fund on the Observation Date times the Price Multiplier as of that day.	Participation Rate:	[210% to 230%]. The actual Participation Rate will be determined on the pricing date.
Observation Date:

On or about January    , 2027, approximately one year after the pricing date.

The scheduled Observation Date is subject to postponement in the event of Market Disruption Events, as described on page PS-24 of product supplement EQUITY LIRN-2.

		Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Call Level:	100.00% of the Starting Value	Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-29 of product supplement EQUITY LIRN-2.
Call Amount (per Unit):	$11.00	Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-13.
		Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY LIRN-2 dated September 30, 2025:
https://www.sec.gov/Archives/edgar/data/83246/000110465925095206/tm2524998d518_424b5.htm

▪	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▪	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to receive a return on your investment capped at the return represented by the Call Premium if the Observation Level is equal to or greater than the Call Level.
▪	You anticipate that the notes will be automatically called or that the Underlying Fund will increase from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal if the notes are not automatically called and the Underlying Fund decreases from the Starting Value to the Ending Value.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.
▪	You believe that the notes will not be automatically called and the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date ..

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on a hypothetical Participation Rate of 220.00% (the midpoint of the Participation Rate range of [210.00% to 230.00%]) and the Threshold Value of 100.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Participation Rate, Ending Value, whether the notes are called on the Observation Date, and term of your investment.

The following table is based on a Starting Value of 100.00, a Threshold Value of 100.00 and a Participation Rate of 220.00%. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
85.00	-15.00%	$8.50	-15.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(2)(3)	0.00%	$10.00	0.00%
101.00	1.00%	$10.22	2.20%
102.00	2.00%	$10.44	4.40%
105.00	5.00%	$11.10	11.00%
110.00	10.00%	$12.20	22.00%
120.00	20.00%	$14.40	44.00%
150.00	50.00%	$21.00	110.00%

1)	The Redemption Amount per unit is based on the hypothetical Participation Rate.
2)	This is the hypothetical Threshold Value.
3)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Fund.

For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. The Observation Level and the Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00

= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $12.20 Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in shares of the Underlying Fund or the securities held by the Underlying Fund. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	If the notes are not automatically called, depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium.

▪	Your investment return may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-13 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Fund and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Market Measure-related Risks

▪	The sponsor and the investment advisor of the Underlying Fund or the sponsor of the Underlying Index may adjust the Underlying Fund or the Underlying Index in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and they have no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies held by the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any company held by the Underlying Fund, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-29 of product supplement EQUITY LIRN-2.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-2.

Additional Risk Factors

The securities held by the Underlying Fund are concentrated in one sector. The Underlying Fund holds securities issued by companies in the real estate sector. As a result, the securities that will determine the performance of the Underlying Fund are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the real estate sector. Accordingly, by investing in the notes, you will not receive the full benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the real estate sector may reduce your return on the notes. All of the securities held by the Underlying Fund are issued by companies involved directly or indirectly in the real estate industry. The profitability of these companies is largely dependent on, among other things, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any adverse developments affecting the real estate sector could adversely affect the price of the Underlying Fund and, in turn, the return on the notes.

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund and the Underlying Index, including, without limitation, their make-up, method of their calculation, and changes in their components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, iShares Trust. The consequences of any discontinuance of the Underlying Fund or the Underlying Index are discussed in the section entitled “Description of LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-32 of product supplement EQUITY LIRN-2. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund, the Underlying Index, or any successor fund or index.

The iShares® U.S. Real Estate ETF

The Underlying Fund is an investment portfolio maintained and managed by iShares Trust and advised by BlackRock Fund Advisors (“BFA”). iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying Fund. The shares of the Underlying Fund are listed and trade at market prices on the NYSE Arca under the ticker symbol “IYR.”

Information provided to or filed with the SEC by iShares Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

Effective January 25, 2021, the Underlying Fund’s underlying index changed from the Dow Jones U.S. Real Estate Index (the “DJUSRE”) to the Dow Jones U.S. Real Estate Capped Index (the “DJUSRCUP”). The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of real estate sector of the U.S. equity market measured by the DJUSRCUP. Thus, the Underlying Fund is concentrated in the U.S. real estate industry. The DJUSRCUP is calculated, maintained and published by S&P and is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. The returns of the Underlying Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Representative Sampling

The Underlying Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the DJUSRCUP, and generally does not hold all of the equity securities included in the DJUSRCUP. The Underlying Fund invests in a representative sample of securities in the DJUSRCUP, which have a similar investment profile as the DJUSRCUP. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the DJUSRCUP.

The Underlying Fund generally invests at least 80% of its assets in the component securities in the DJUSRCUP and in investments that have economic characteristics that are substantially identical to the component securities of the DJUSRCUP (i.e., depositary receipts representing securities of the DJUSRCUP). The Underlying Fund may invest the remainder of its assets in securities not included in the DJUSRCUP, but which BFA believes will help the Underlying Fund track the DJUSRCUP, and in futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Correlation

The DJUSRCUP is a theoretical financial calculation, while the Underlying Fund is an actual investment portfolio. The performance of the Underlying Fund and the DJUSRCUP will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. The Underlying Fund, using a representative sampling strategy, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using a replication strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Underlying Fund will concentrate (i.e., hold 25% or more of its total assets) its investments to approximately the same extent that the DJUSRCUP concentrates in the stocks of the real estate industry. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Description of the Dow Jones U.S. Real Estate Capped Index

The DJUSRCUP is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. REITs are passive investment vehicles that invest primarily in income producing real estate or real estate-related loans and interests.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

The index composition of the DJUSRCUP is the same as the DJUSRE. Eligible components are stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks, which are issued by companies in the real estate sector. The DJUSRCUP is one of the sector and the industry indices of the Dow Jones U.S. Index.

Capping Methodology

For capping purposes, the index is rebalanced quarterly after the close of business on the third Friday of March, June, September, and December. The reference date for capping is the Wednesday prior to second Friday of the rebalancing month.

The index is also reviewed daily based on each company’s capped market capitalization weight. Daily capping is only performed when the sum of companies with weight greater than 5% exceeds 25%. When daily capping is necessary, the changes are announced after the close of the business day on which the daily weight caps are exceeded, with the reference date after the close of that same business day, and changes are effective after the close of the next trading day. While capping is reviewed daily, the index may be capped on a less frequent basis. Both the quarterly and daily capping process are performed according to the following procedures:

1.	With prices reflected on the rebalancing price reference date, adjusted for any applicable corporate actions, and membership, shares outstanding, and IWFs as of the rebalancing effective date, each company is weighted by FMC. Modifications are made as defined below.

2.	If any company’s weight exceeds 10%, that company’s weight is capped at 10% and all excess weight is proportionally redistributed to all uncapped companies within the index. If, after this redistribution, any company breaches the weight cap the process is repeated iteratively until no company breaches the company capping rule.

3.	Then, the aggregate weight of the companies with weight greater than 4.5% cannot exceed 22.5%.

4.	If the rule in step 3 is breached, all the companies are ranked in descending order of their weights and the company with the smallest weight above 4.5% is identified. The weight of this company is, then, reduced either until the rule in step 3 is satisfied or it reaches 4.5%.

5.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any company that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until step 3 is satisfied.

6.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

Description of the Dow Jones U.S. Real Estate Index

The DJUSRE is a float-adjusted capitalization-weighted, real-time index that provides a broad measure of the U.S. real estate securities market. The index is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies.

Index Methodology

The DJUSRE is a subset of the Dow Jones U.S. Index, which covers 95% of U.S. securities based on float-adjusted market capitalization. Excluded from the Dow Jones U.S. Index are the smallest and least liquid of U.S. stocks. The index composition is reviewed quarterly in March, June, September and December. The index is also reviewed on an ongoing basis to account for corporate actions such as mergers, delistings and bankruptcies. Calculation of the DJUSRE began on February 14, 2000. Real index history is available daily from this date forward.

Computation of the DJUSRE

The DJUSRE is a price-weighted index rather than a market capitalization-weighted index. In essence, the DJUSRE consists of one share of stocks included in the DJUSRE. Thus, the weightings of the components of the DJUSRE are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The DJUSRE is calculated by adding up the prices of the constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the DJUSRE. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, rights offerings, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the DJUSRE. Accordingly, the divisor is no longer equal to the number of components in the DJUSRE. The current divisor of DJUSRE is published daily in the WSJ and other publications.

While S&P currently employs the above methodology to calculate the DJUSRE, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the DJUSRE.

Autocallable Leveraged Index Return Notes®	TS-10

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2015 through December 23, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 23, 2025, the Closing Market Price of the Underlying Fund was $93.54. The graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due January , 2029

from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-2.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Underlying Fund.

▪	Under this characterization and tax treatment of the notes, subject to the discussion of the constructive ownership rules of Section 1260 of the Code beginning on page PS-40 of product supplement EQUITY LIRN-2, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale, call or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, should not apply to the notes unless the notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders (as defined in the prospectus supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Autocallable Leveraged Index Return Notes®	TS-13